The Retirement Plan for Directors was amended by adding the following paragraphs 6 and 7 thereto:

          6. A person who may qualify for benefits under both this plan and the Executive Retirement Plan of Standard Microsystems Corporation shall elect benefits under one of such plans in lieu of benefits under the other. Such election shall be effected by filing a notice thereof with the Secretary of the corporation.

          7. The Board, in its sole discretion, may amend or terminate the Plan at any time and from time to time; provided, however, that no plan amendment or termination shall, without the consent of the affected director, reduce or eliminate any benefit theretofore accrued.

          The Executive Retirement Plan was amended by adding the following to Section 6.2:

          A person who may qualify for benefits under both this Plan and the Retirement Plan for Directors of Standard Microsystems Corporation shall elect benefits under one such plan in lieu of benefits under the other. Such election shall be effected by filing a notice thereof with the Administrator, prior to receiving any benefit under either plan.